As filed with the Securities and Exchange Commission on February 5, 2003
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NARA BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4170121
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3701 Wilshire Boulevard, Suite 220
Los Angeles, California 90010
(Address of Principal Executive Offices)

NARA BANK 2002 STOCK OPTION AGREEMENT — WILLIAM DAVIS
NARA BANK 2002 STOCK OPTION AGREEMENT — MICHEL URICH
(Full title of the plan)

Benjamin B. Hong
President and Chief Executive Officer
NARA BANCORP, INC.
3701 Wilshire Boulevard, Suite 220
Los Angeles, California 90010
(213) 639-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Nancy H. Wojtas, Esq.
COOLEY GODWARD LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
(650) 843-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate Offering	Amount of
to be Registered	Registered(1)	Price per Share(2)	Price(2)	Registration Fee

Stock Options and Common Stock (par value $.001 per share)	20,000 shares	$22.04	$440,800.00	$40.55

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock of Nara Bancorp, Inc. (the “Company”) that become issuable under the Nara Bank 2002 Stock Option Agreements with each of William Davis and Michel Urich, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the Company’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act. The offering price per share and aggregate offering price for the unissued stock options and common stock are based upon the average of the high and low prices of the Company’s common stock on January 30, 2003, as reported on the Nasdaq National Market. The following chart illustrates the calculation of the registration fee:

		Offering Price per	Aggregate Offering
Securities	Number of Shares	Share	Price

Common stock available for issuance under the Nara Bank 2002 Stock Option Agreement with William Davis	10,000	$22.04	$220,400.00
Common stock available for issuance under the Nara Bank 2002 Stock Option Agreement with Michel Urich	10,000	$22.04	$220,400.00

Total	20,000		$440,800.00
Registration Fee (.000092)			$40.55

Approximate date of commencement of proposed sale to the public:
as soon as practicable after this Registration Statement becomes effective.

2.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Nara Bancorp, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement on Form S-8 (this “Registration Statement”) by reference:

     a.     The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002 (“Form 10-K”), as amended by Amendment No. 1 to Form 10-K, filed with the Commission on April 30, 2002.

     b.     The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 7, 2002.

     c.     The Registrant’s Quarterly Reports on Forms 10-Q, for the quarters ended March 31, June 30 and September 30, 2002, respectively, filed with the Commission on May 15, August 14 and November 14, 2002, respectively.

     d.     The Registrant’s Current Reports on Form 8-K, filed with the Commission on September 26, 2002 and January 28, 2003, respectively.

     All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     The Registrant’s certificate of incorporation, as amended, authorizes the issuance of up to 20,000,000 shares of the Registrant’s common stock, $0.001 par value per share. Currently, the Registrant has approximately 5,545,928 shares of common stock outstanding. The Registrant’s certificate of incorporation does not provide for any other class of stock.

     The Registrant’s common stock has no preemptive, conversion or redemption rights or sinking fund provisions and all of the issued and outstanding shares of the Registrant’s common stock are fully paid and nonassessable. The Registrant is empowered by Delaware law to buy its shares of stock from its stockholders at the mutual accord of the stockholder and the Registrant.

3.

     Holders of the Registrant’s common stock are entitled to one vote, in person or by proxy, for each share of the Registrant’s common stock held of record in the stockholder’s name on the books of the Registrant as of the record date on any matter submitted to the vote of the stockholders. Cumulative voting in the election of directors is not available to stockholders of the Registrant. Each share of the Registrant’s common stock has the same rights, privileges and preferences as every other share and will share equally in the Registrant’s net assets upon liquidation or dissolution after satisfaction of liabilities.

     The Registrant’s stockholders are entitled to dividends when, and if, declared by the Registrant’s board of directors out of funds legally available therefor, and after satisfaction of the prior rights of holders of outstanding preferred stock, if any (subject to certain restrictions on payment of dividends imposed by the laws of Delaware).

     The Registrant’s bylaws, as amended, provide that a special meeting of the stockholders may be called by, among others, a holder or holders of 10% or more of the outstanding stock of the Registrant. The Registrant’s bylaws also provide that any action that is required or permitted to be taken by stockholders at an annual or special meeting may be taken by a written consent without a meeting, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, signed the consent.

     The Registrant is covered by the anti-takeover provisions in Delaware law, which may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then-current market price and may make removal of incumbent management more difficult.

     The Delaware General Corporation Law provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Registrant, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if: (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation’s outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation’s board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder). The Registrant is governed by this provision of the Delaware General Corporation Law.

     Certain provisions of the Registrant’s bylaws will impede changes in majority control of the Registrant’s board of directors. The Registrant’s bylaws provide that:

     1.     the size of the board of directors may be increased or decreased either by a majority vote of the whole board or a majority vote of the outstanding capital stock entitled to vote;

     2.     any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

     3.     a director, in general, may only be removed by the affirmative vote of a majority of the shares eligible to vote; and

4.

     4. nominations for election to the board of directors may be made by the board of directors or by any stockholder of any outstanding capital stock of the Registrant entitled to vote for the election of directors.

     Nominations, other than those made by or on behalf of the management of the Registrant, must be made in writing and be delivered or mailed to the president of the Registrant not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors. If less than 21 days’ notice of the meeting is given to the stockholders, these nominations shall be mailed or delivered to the president of the Registrant before the close of business on the seventh day following the day on which the notice of meeting was mailed. This notification shall contain the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of capital stock of the Registrant owned by each proposed nominee, the name and address of the notifying stockholder and the number of shares of capital stock of the Registrant owned by the notifying stockholder. Nominations not made in accordance with these procedures may be disregarded by the chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

     Amendments to the Registrant’s certificate of incorporation require the approval of a majority vote of the Registrant’s board of directors and also by a majority of the outstanding shares of the Registrant’s voting stock. The Registrant’s bylaws may be amended by a majority vote of the board of directors or the affirmative vote of a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     The Registrant is authorized to issue common stock from time to time under its certificate of incorporation. In the event of a proposed merger, tender offer or other attempt to gain control of the Registrant that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of shares of common stock that would impede the completion of such a transaction. An effect of the possible issuance of common stock, therefore, may be to deter a future takeover attempt.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     The Registrant’s certificate of incorporation, as amended, provides that its directors and officers shall be indemnified to the fullest extent permissible under Delaware law. The certificate of incorporation also provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s bylaws provide that the Registrant shall indemnify any director, officer, employee or agent of the Registrant for reasonable expenses actually incurred in connection with any proceeding to which he or she was made a party by reason of his or her having served the Registrant as a director, officer, employee or agent; provided, that no person shall be indemnified if found liable to the Registrant as a result of an action or suit by or in the right of the Registrant, and that any indemnification amount shall be approved by a majority of the board of directors who were not parties to the action or suit, or by the stockholders.

5.

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, employees and agents of a corporation. The Registrant’s bylaws provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Registrant’s bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     Section 145 of the Delaware General Corporation Law provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description

3.3	Certificate of Amendment to the Registrant’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 31, 2002
5.1	Opinion of Cooley Godward LLP
23.1	Consent of Deloitte & Touche, LLP, Independent Auditors
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement
24.1	Power of Attorney is contained on the signature page to this Registration

6.

Exhibit Number	Exhibit Description

Statement
99.1	Form of Nara Bank 2002 Stock Option Agreement

Item 9. Undertakings

     1.     The undersigned registrant hereby undertakes:

          a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

          b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing

7.

provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 5, 2003.

NARA BANCORP, INC.

By:	/s/ Benjamin Hong

Benjamin Hong
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin Hong and Bon T. Goo, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his, or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Benjamin Hong Benjamin Hong	President and Chief Executive Officer (Principal Executive Officer), Director	February 5, 2003

/s/ Bon T. Goo Bon T. Goo	Executive Vice President and Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	February 5, 2003

/s/ Thomas Chung Thomas Chung	Chairman of the Board	February 5, 2003

/s/ Jesun Paik Jesun Paik	Director	February 5, 2003

/s/ Ki Suh Park Ki Suh Park	Director	February 5, 2003

/s/ Steve Y. Kim Steve Y. Kim	Director	February 5, 2003

/s/ Yong Hwan Kim Yong Hwan Kim	Director	February 5, 2003

/s/ John M. Park John M. Park	Director	February 5, 2003

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.3	Certificate of Amendment to the Registrant’s Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 31, 2002
5.1	Opinion of Cooley Godward LLP
23.1	Consent of Deloitte & Touche, LLP, Independent Auditors
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement
24.1	Power of Attorney is contained on the signature page to this Registration Statement
99.1	Form of Nara Bank 2002 Stock Option Agreement